Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

Arthur O. Whipple
Chief Financial Officer
Silicon Storage Technology, Inc.
awhipple@sst.com
(408) 735-9110

SST Reports Third Quarter 2006 Financial Results

SUNNYVALE, Calif., Oct. 18, 2006 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the third quarter ended Sept. 30, 2006.

Net revenues for the third quarter were $116.0 million, compared with $107.7 million in the second quarter of 2006 and $118.1 million in the third quarter of 2005.

Net income for the third quarter of 2006 was $4.7 million, or $0.05 per share, based on approximately 104.7 million diluted shares outstanding.  By comparison, the company recorded net income of $1.2 million, or $0.01 per share on approximately 104.5 million diluted shares outstanding in the second quarter of 2006.    For the third quarter of 2005, the company reported a net loss of $5.0 million, or a net loss of $0.05 per share on approximately 102.7 million diluted shares outstanding.

The third quarter results include a charge of $0.6 million, as a result of the company’s increased investment in Advanced Chip Engineering Technology Inc. (“ACET”). ACET is a development stage, private company in Taiwan that specializes in advanced semiconductor packaging technology. In June 2004, SST made its first investment of $4.0 million in ACET. In Sept. 2006, SST invested an additional $15.9 million which increased the company’s share of ACET’s outstanding capital stock

-More-

from 9.4 percent to 46.9 percent.  This increase in ownership interest required SST to change from the cost method of accounting to the equity method of accounting.  Under the equity method of accounting, SST is required to record its 46.9 percent interest in ACET’s reported net income or loss each reporting period.

In instances where a company changes its method of accounting from the cost to equity method, generally accepted accounting principals in the United States require that prior period financial results be restated to reflect the equity method of accounting from the date of the initial investment.   A table is included in this press release detailing the impact of the retrospective adoption of the equity method accounting on prior period results.

SST finished the third quarter 2006 with $123.0 million in cash, cash equivalents and short-term investments.

Management Qualitative Comments

“As we move into the last quarter of the year, we are pleased to see continued strength in product demand across many of our application segments,” said Bing Yeh, president and CEO.  “During the third quarter of 2006, we experienced robust growth in our unit shipments across our four application segments as the electronics industry entered the holiday-build season. Our unit shipments increased 20 percent sequentially. We also made record shipments in several end applications, such as digital TVs, DVD recorders, Notebook PCs, servers, hard disk drives and LCD monitors. As a result, we improved our profitability, made good progress in reducing our inventory level and increased our cash position during the quarter.

“In general, pricing in the NOR flash market continued to be stable across most of our product groups during the third quarter.  While competitive pressures remain, our industry has not increased capacity, which has led to only modest quarterly price erosion.  We believe that strengthening demand will help to further stabilize this market. Exceptions to this include the pricing for serial flash and SIM card IC products. Many high volume applications, including optical drives, hard disk drives and PC BIOS are transitioning from parallel flash to serial flash. Consequently, competitive pressure caused price erosion of approximately four percent in the third quarter, as many players tried to grab a share in this growing market. We expect that this market dynamic will continue well into 2007.  We also experienced price erosion of approximately three percent in the SIM card IC market.

“Looking ahead, we see three important trends in our business: First, we expect to see continued demand for our core memory products as an increasing number of electronic devices are incorporating NOR flash memory for code storage and as the code size is also increasing.   Some of the highest growth areas of our memory business are in non-commodity memory applications such as the 1.8Volt devices packaged in small form factors for the Bluetooth headset, MP3 player and other portable applications.  Second, we are very pleased by the growth in our non-memory business.  In 2003, we had slightly less than $10 million in revenue.  This year, our non-memory revenue is expected to exceed $65 million.  Finally, we believe that our licensing business will grow as our licensees continue to ramp up production of our .35, .25 and .18 micron technology nodes.  We believe that these three trends will play an important part in our growth and success in the coming year and beyond.”

Fourth Quarter 2006 Outlook

SST expects its fourth quarter revenues to be between $106 million and $121 million, assuming continuing levels of stability occur in the U.S. and international economies.  Gross margin is expected to be between 23 and 27 percent, subject to the risk of changing market conditions.  Total operating expenses are expected to be approximately $27 million including stock option expense.  Net income per share on a GAAP basis for the fourth quarter of 2006 is expected to be between ($0.02) and $0.04.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PT.  Those wishing to participate in the conference call should dial (800) 230-1085, international participants please dial (612) 288-0329, using the password “SST” at approximately 1:20 p.m. PT.  A replay of the call will be available for two weeks by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 843664.  A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding SST’s financial performance for the fourth quarter of 2006 and thereafter, flash memory and non-memory market conditions,  the performance of new products and SST’s ability to bring new products to market that involve risks and uncertainties.   These risks may also include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31 and June 30, 2005.  These forward-looking statements are based on current expectations and SST assumes no obligation to update them.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
	(as restated)		(as restated)	(as restated)
	(unaudited)
Net revenues:
Product revenues	$107,724	$107,510	$271,876	$306,751
Technology licensing	10,348	8,508	25,810	27,527
Total net revenues	118,072	116,018	297,686	334,278
Cost of revenues	98,927	85,731	254,686	242,704
Gross profit	19,145	30,287	43,000	91,574
Operating expenses:
Research and development	11,770	12,313	36,821	40,573
Sales and marketing	7,178	6,829	21,524	22,032
General and administrative	5,683	5,437	19,508	17,243
Other non-recurring charges	(16)	—	2,895	—
Total operating expenses	24,615	24,579	80,748	79,848
Income (loss) from operations	(5,470)	5,708	(37,748)	11,726
Other income (expense), net	129	1,946	765	3,017
Interest expense	(98)	(111)	(156)	(247)
Gain on sale of equity investments	—	—	—	12,206
Impairment of equity investments	—	—	—	(3,523)
Income (loss) before provision for income taxes	(5,439)	7,543	(37,139)	23,179
Provision for income taxes	(403)	2,800	2,037	6,115
Minority interest	—	—	(77)	—
Net income (loss)	$(5,036)	$4,743	$(39,099)	$17,064
tNet income (loss) per share - basic	$(0.05)	$0.05	$(0.39)	$0.17
Shares used in per share calculation	102,677	103,495	100,899	103,271
Net income (loss) per share - diluted	$(0.05)	$0.05	$(0.39)	$0.16
Shares used in per share calculation	102,677	104,732	100,899	104,667

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2005	2006
	(as restated)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$78,390	$123,001
Trade accounts receivable, net	77,236	62,554
Inventories	108,343	86,109
Other current assets	13,109	12,711
Total current assets	277,078	284,375

Equipment, furniture and fixtures, net	19,415	18,264
Long-term marketable securities	39,057	23,998
Other assets	112,650	123,426
Goodwill	29,637	29,637
Total assets	$477,837	$479,700

LIABILITIES
Current liabilities:
Notes payable, current portion	$39	$—
Trade accounts payable	70,527	56,544
Accrued expenses and other liabilities	20,318	25,085
Deferred revenue	4,493	4,209
Total current liabilities	95,377	85,838

Other liabilities	2,627	2,159
Total liabilities	98,004	87,997

SHAREHOLDERS’ EQUITY
Common stock	377,027	385,687
Accumulated other comprehensive income	31,780	17,926
Retained earnings/(Accumulated deficit)	(28,974)	(11,910)
Total shareholders’ equity	379,833	391,703
Total liabilities and shareholders’ equity	$477,837	$479,700

Silicon Storage Technology, Inc. and Subsidiaries

Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				3Q05 to	2Q06 to
	3Q05	2Q06	3Q06	3Q06	3Q06

Product Revenue By Ship-To Location
North America	3%	5%	4%	21%	(20)%
Total International	97%	95%	96%	(1)%	10%
Europe	7%	7%	9%	24%	41%
Japan	6%	9%	10%	64%	25%
Korea	6%	6%	7%	11%	16%
China	58%	46%	39%	(32)%	(7)%
Taiwan	14%	19%	22%	60%	21%
Other Far East	6%	8%	9%	43%	28%

Product Revenue By Application
Digital Consumer	48%	37%	41%	(15)%	19%
Internet Computing	25%	26%	26%	7%	11%
Networking	4%	7%	8%	66%	17%
Wireless Communications	23%	30%	25%	8%	(9)%

	Stock Option Expense
	(in thousands)
	3Q05	2Q06	3Q06
Manufacturing	$—	$153	$159
Research & development	$—	$792	$1,195
Sales & marketing	$—	$237	$309
General & administrative	$—	$583	$665
	$—	$1,765	$2,328

	Impact of retrospective application of equity method accounting for investment in ACET
	(in thousands, except per share data)
	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06
As previously presented
Other income (expense), net	$684	$828	$201	$1,014	$371	$204	$439	$1,056
Equity Impairment	—	(509)	—	—	—	(2,240)	(3,523)	—
Net income (loss)	14,522	(26,925)	(13,897)	(19,587)	(4,793)	8,440	11,290	1,455
Earnings per share
Basic	$0.15	$(0.28)	$(0.14)	$(0.19)	$(0.05)	$0.08	$0.11	$0.01
Diluted	$0.15	$(0.28)	$(0.14)	$(0.19)	$(0.05)	$0.08	$0.11	$0.01

As restated
Other income (expense), net	$430	$510	$(52)	$688	$129	$(37)	$224	$847
Equity Impairment	—	(509)	—	—	—	(605)	(3,547)	—
Net income (loss)	14,268	(27,243)	(14,150)	(19,913)	(5,036)	9,834	11,075	1,246
Earnings per share
Basic	$0.15	$(0.28)	$(0.14)	$(0.19)	$(0.05)	$0.10	$0.11	$0.01
Diluted	$0.15	$(0.28)	$(0.14)	$(0.19)	$(0.05)	$0.09	$0.11	$0.01